EXHIBIT 99.1
ILLUMINA TO OFFER $325 MILLION CONVERTIBLE SENIOR NOTES
COMPANY TO REPURCHASE APPROXIMATELY $200 MILLION IN COMMON STOCK
San Diego, Calif, February 12, 2007 — Illumina, Inc. (NASDAQ: ILMN) today announced its intention to offer, subject to market and other conditions, approximately $325 million principal amount of Convertible Senior Notes due 2014 through offerings to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The notes will be convertible under certain circumstances. Upon conversion, holders will receive cash up to the principal amount, and any excess conversion value will be delivered in shares of Illumina’s common stock. Illumina also expects to grant the initial purchasers an option to purchase up to $50 million of additional notes. The interest rate, conversion price and other terms of the notes will be determined by negotiations between Illumina and the initial purchasers of the notes.
Illumina expects to use up to approximately $200 million of the net proceeds from this offering to purchase shares of its common stock in privately negotiated transactions concurrently with this offering. The company also intends to use a portion of the net proceeds of the offering, and of the warrants that we expect to sell to one or more of the initial purchasers and/or their affiliates, to pay the cost of the convertible note hedge transactions that the company expects to enter with them. If the initial purchasers exercise their option to purchase additional notes, the company intends to sell additional warrants and to use a portion of the net proceeds from the sale of the additional notes and from the sale of the additional warrants to increase the size of the convertible note hedge transactions. Illumina intends to use the balance of the net proceeds for other general corporate purposes, which may include acquisitions and additional purchases of our common stock.

The convertible note hedge transactions are intended to offset the dilution to Illumina common stock upon potential future conversion of the notes. Illumina also expects to enter into separate warrant transactions with one or more of the initial purchasers and/or their affiliates. Illumina has been advised that, in connection with establishing their initial hedge of the convertible note hedge and warrant transactions, the counterparties to those transactions or their affiliates expect to enter into various derivative transactions with respect to Illumina’s common stock concurrently with or shortly after the pricing of the notes. These activities could have the effect of increasing or preventing a decline in the price of Illumina’s common stock concurrently with or following the pricing of the notes. The counterparties or their affiliates may also enter into or unwind various transactions with respect to Illumina’s common stock and purchase or sell Illumina’s common stock in secondary market transactions following the pricing of the note (and are likely to do so during any observation period relating to the conversion of notes), which may adversely affect the value of Illumina’s common stock.
This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering circular. The securities and the shares of Illumina common stock issuable upon conversion or exercise of the securities have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
About Illumina
Illumina (www.illumina.com) is developing next-generation tools for the large-scale analysis of genetic variation and function.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are the costs and outcome of Illumina’s litigation with Affymetrix, our ability to effectively integrate our recent acquisition of Solexa, Inc.,

Illumina’s ability to further develop and commercialize its BeadArray technologies and to deploy new gene expression and genotyping products and applications for its platform technology, Illumina’s ability to manufacture robust Sentrix(R) arrays and Oligator(R) oligonucleotides, Illumina’s ability to scale and integrate CyVera technology, and other factors detailed in the Company’s filings with the Securities and Exchange Commission including its recent filings on Forms 10-K and 10-Q or in information disclosed in public conference calls, the date and time of which are released beforehand. Illumina disclaims any intent or obligation to update these forward-looking statements beyond the date of this release.
###

Contacts:
	Jay Flatley	Christian Henry
	President & CEO	Senior Vice President & CFO
	858.202.4501	858.202.4508
	jflatley@illumina.com	chenry@illumina.com